Exhibit 99.1

Everspin Announces Appointment of Anuj Aggarwal
as Chief Financial Officer

Chandler, AZ, September 3, 2021 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced that Anuj Aggarwal has been appointed as Chief Financial Officer of Everspin, effective immediately. Mr. Aggarwal had been serving as Interim Chief Financial Officer of Everspin since April 30, 2021.

“I’m excited to announce that Anuj Aggarwal will take on the permanent position of Chief Financial Officer of Everspin. Anuj and I are laser-focused on growth and profitability, along with increasing shareholder value,” said Darin Billerbeck, Executive Chairman of the Board and Interim Chief Executive Officer of Everspin.

“Everspin has made meaningful improvements over the last several quarters, including reaching profitability for the first time in Q2.  We believe Everspin’s MRAM products are uniquely positioned to disrupt the market for traditional memory. I am excited and thankful to support the Everspin team in this capacity,” said Mr. Aggarwal.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements. Forward-looking statements are identified by words such as “believe”, “will”, “may”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, “predict”, “could”, “potentially" or the negative of these terms or similar expressions. These include, but are not limited to Everspin’s future plans, strategies, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021, and Everspin’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the SEC on August 12, 2021, as well as in Everspin’s subsequent filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Company Contact:
Darin Billerbeck, Interim CEO
E: darin.billerbeck@everspin.com
480.347.1101